Exhibit 23.3

November 3, 2020

We consent to the inclusion of our Reports dated September 8, 2017, June 8, 2020 and June 30, 2020 to Max Munn and our letter dated May 11, 2020 in the Applied UV. Inc. registration statement on Form S-1 and the quotation and summarization of portions of such reports and letters in such registration statement.

Sincerely,

Matthew Hardwick, PhD

President/CEO

ResInnova Laboratories

8807 Colesville Rd

3rd Floor

Silver Spring, MD 20910